SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                 SECOND AMENDED
                                  FORM 10-SB/A


                 GENERAL FORM FOR REGISTRATION OF SECURITIES OF
                             SMALL BUSINESS ISSUERS
        UNDER SECTION 12(B) OR (G) OF THE SECURITIES EXCHANGE ACT OF 1934


                               STAR E MEDIA CORP.
                 (Name of Small Business Issuer in its Charter)


                        NEVADA                          91-2038162
            (State or other jurisdiction of          (I.R.S. Employer
           incorporation or organization)          Identification No.)

                     27171 BURBANK ROAD
                  LAKE FOREST, CALIFORNIA                     92610
          (Address of principal executive offices)          (Zip Code)

                   ISSUER'S TELEPHONE NUMBER:  (949) 581-9477


SECURITIES  REGISTERED  PURSUANT  TO  SECTION  12(B)  OF  THE  ACT:

           TITLE OF EACH CLASS          NAME OF EACH EXCHANGE ON WHICH
            TO BE REGISTERED            EACH CLASS IS TO BE REGISTERED

                   None                            None


SECURITIES  TO  BE  REGISTERED  PURSUANT  TO  SECTION  12(G)  OF  THE  ACT:

                         COMMON STOCK, PAR VALUE $0.001
                                (Title of class)

                               STAR E MEDIA CORP.
                                TABLE OF CONTENTS
                                   FORM 10-SB


                                     PART I
Item  1.      Description  of  Business                                        1
--------      -------------------------
Item  2.      Management  Discussion  and  Analysis                            5
--------      -------------------------------------
Item  3.      Description  of  Property                                        7
--------      -------------------------
Item  4.      Security  Ownership  of  Certain  Beneficial Owners and
--------      -------------------------------------------------------
              Management                                                       8
              ----------
Item 5.       Directors, Executive Officers, Promoters and Control Persons     9
-------       -----------------------------------------------------------
Item  6.      Executive  Compensation                                         10
--------      -----------------------
Item  7.      Certain  Relationships  and  Related  Transactions              12
--------      --------------------------------------------------
Item  8.      Description  of  Securities                                     13
--------      ---------------------------

                                     PART II

Item  1.      Market Price of and Dividends on the Registrant's Common
--------      --------------------------------------------------------
              Equity and Other  Shareholder  Matters                          15
              --------------------------------------
Item  2.      Legal  Proceedings                                              15
--------      ------------------
Item  3.      Changes  in  and  Disagreements  with  Accountants              15
--------      --------------------------------------------------
Item  4.      Recent  Sales  of  Unregistered  Securities                     16
--------      -------------------------------------------
Item  5.      Indemnification  of  Directors  and  Officers                   17
--------      ---------------------------------------------

                                    PART III

Item  1.      Index  to  Exhibits                                             19
--------      -------------------
Item  2.      Description  of  Exhibits                                       20
--------      -------------------------

                                     PART I

     This Registration Statement on Form 10-SB includes forward-looking state-ments within the meaning of the Securities Exchange Act of 1934 (the "Exchange Act"). These statements are based on management's beliefs and assumptions, and on information currently available to management. Forward-looking statements include the information concerning possible or assumed future results of operations of the Company set forth under the heading "Management Discussion and Analysis." Forward-looking statements also include statements in which words such as "expect," "anticipate," "intend," "plan," "believe," "estimate," "consider" or similar expressions are used.

     Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. The Company's future results and shareholder values may differ materially from those expressed in these forward-looking statements. Readers are cautioned not to put undue reliance on any forward-looking statements.

ITEM  1.          DESCRIPTION  OF  BUSINESS

     We are a Nevada corporation, originally incorporated as Star E Media, Corporation in March 2000. From the date of our incorporation through August 2001, our business activities were limited to organizational matters, recruiting members of our management team, and contractual negotiations with our three major suppliers.

     During this time, our management determined that being a publicly traded company would allow us to raise necessary capital and would give us additional credibility and leverage in negotiations with suppliers and distributors. In August 2001, we merged with a publicly traded shell corporation, Quick & Easy Software, Inc., a Nevada corporation, and the name of Quick & Easy was changed to Star E Media Corp. Prior to the merger, Quick & Easy had 2,400,000 shares of common stock outstanding, and as part of the merger an additional 10,000,000 shares of Quick & Easy common stock were issued to our shareholders in exchange for 10,000,000 shares of Star E Media, Corporation, valued at $12,067. The terms of the merger were determined based on arms-length negotiations between unrelated parties, and the transaction was accounted for as a reverse acquisition.

     Prior to the merger, the beneficial owners of Star E Media, Corporation were Ghaby "Gabriel" Nassar, our Chief Executive Officer, Eugene G. Abbadessa, our President, Mouneer Sallman, the beneficial owner of shares held by Investment One, and Mehdi Hatamian, our Director. Prior to the merger, the beneficial owners of Quick & Easy were Carl T. Suter and Joe R. Glenn.

     Since the merger with Quick & Easy, our business operations have focused on establishing contractual relationships with our suppliers and distributors as more fully set forth below.

Principal  Products  and  Markets
---------------------------------

     We develop and market children's bilingual educational / entertainment software, primarily in the Spanish, Arabic, and English languages. We have agreements with three software companies to localize their English CD-ROM educational/entertainment software to foreign languages, and then distribute the software primarily in countries other than the United States. Our list of software titles includes:


KEY

A     Complete
B     Gold Master
C     In Development
D     To Be Developed


ARABIC TITLES . . . . . . . . . . . . . . . . . . .  STATUS  DISTRIBUTOR
                                                     ------  -----------------
I'm Ready for Kindergarten: Huggley's Turtle Rescue  C       SpaceToon
---------------------------------------------------  ------  -----------------
Alphabet K. . . . . . . . . . . . . . . . . . . . .  B       SpaceToon
---------------------------------------------------  ------  -----------------
Beginning Reading A Different Tune 1-1. . . . . . .  A       SpaceToon
---------------------------------------------------  ------  -----------------
Beginning Reading Beep, Beep! K-2 . . . . . . . . .  A       SpaceToon
---------------------------------------------------  ------  -----------------
Beginning Reading Jog, Frog, Jog K-1. . . . . . . .  C       SpaceToon
---------------------------------------------------  ------  -----------------
Beginning Reading The Big Race 1-2. . . . . . . . .  C       SpaceToon
---------------------------------------------------  ------  -----------------
Beginning Sounds Preschool. . . . . . . . . . . . .  C       SpaceToon
---------------------------------------------------  ------  -----------------
Clifford Reading. . . . . . . . . . . . . . . . . .  C       SpaceToon
---------------------------------------------------  ------  -----------------
Clifford Thinking Adventure . . . . . . . . . . . .  C       SpaceToon
---------------------------------------------------  ------  -----------------
Does it Belong? Preschool . . . . . . . . . . . . .  A       SpaceToon
---------------------------------------------------  ------  -----------------
I Spy Classic . . . . . . . . . . . . . . . . . . .  A       SpaceToon
---------------------------------------------------  ------  -----------------
I Spy Junior Puppet Playhouse . . . . . . . . . . .  A       SpaceToon
---------------------------------------------------  ------  -----------------
I Spy Spooky Mansion. . . . . . . . . . . . . . . .  D       SpaceToon
---------------------------------------------------  ------  -----------------
I'm Ready for Kindergarten: Huggley's Sleep Over. .  D       SpaceToon
---------------------------------------------------  ------  -----------------
Jumpstart 1st Grade . . . . . . . . . . . . . . . .  D       SpaceToon
---------------------------------------------------  ------  -----------------
Jumpstart 2nd Grade . . . . . . . . . . . . . . . .  D       SpaceToon
---------------------------------------------------  ------  -----------------
Jumpstart 3rd Grade . . . . . . . . . . . . . . . .  A       SpaceToon
---------------------------------------------------  ------  -----------------
Jumpstart Kindergarten. . . . . . . . . . . . . . .  D       SpaceToon
---------------------------------------------------  ------  -----------------
Jumpstart Pre-Kindergarten. . . . . . . . . . . . .  D       SpaceToon
---------------------------------------------------  ------  -----------------
Jumpstart Preschool . . . . . . . . . . . . . . . .  D       SpaceToon
---------------------------------------------------  ------  -----------------
Jumpstart toddlers. . . . . . . . . . . . . . . . .  D       SpaceToon
---------------------------------------------------  ------  -----------------
Math 1. . . . . . . . . . . . . . . . . . . . . . .  D       SpaceToon
---------------------------------------------------  ------  -----------------
Math 2. . . . . . . . . . . . . . . . . . . . . . .  D       SpaceToon
---------------------------------------------------  ------  -----------------
Math 3. . . . . . . . . . . . . . . . . . . . . . .  D       SpaceToon
---------------------------------------------------  ------  -----------------
Math Shop Deluxe. . . . . . . . . . . . . . . . . .  D       SpaceToon
---------------------------------------------------  ------  -----------------
Multiplication & Division 305 . . . . . . . . . . .  D       SpaceToon
---------------------------------------------------  ------  -----------------
Phonics 2-3 . . . . . . . . . . . . . . . . . . . .  D       SpaceToon
---------------------------------------------------  ------  -----------------
Reading Readiness K-1 . . . . . . . . . . . . . . .  A       SpaceToon
---------------------------------------------------  ------  -----------------
Shapes Preschool. . . . . . . . . . . . . . . . . .  A       SpaceToon
---------------------------------------------------  ------  -----------------
Spelling Puzzles 1. . . . . . . . . . . . . . . . .  A       SpaceToon
---------------------------------------------------  ------  -----------------
Thinking Skills Preschool . . . . . . . . . . . . .  A       SpaceToon
---------------------------------------------------  ------  -----------------
Transition Math K-1 . . . . . . . . . . . . . . . .  A       SpaceToon
---------------------------------------------------  ------  -----------------
Usborne's Animated first Thousand Words . . . . . .  A       SpaceToon
---------------------------------------------------  ------  -----------------


SPANISH TITLES. . . . . . . . . . . . . . . . . . .  STATUS  DISTRIBUTOR
---------------------------------------------------  ------  -----------------
I Spy Junior. . . . . . . . . . . . . . . . . . . .  B       ESP International
---------------------------------------------------  ------  -----------------
I'm Ready for Kindergarten: Huggley's Turtle Rescue  C       ESP International
---------------------------------------------------  ------  -----------------
I Spy Spooky Mansion. . . . . . . . . . . . . . . .  C       ESP International
---------------------------------------------------  ------  -----------------
Usborne's Animated First Thousand Words . . . . . .  B       ESP International
---------------------------------------------------  ------  -----------------
Math Shop Deluxe. . . . . . . . . . . . . . . . . .  C       ESP International
---------------------------------------------------  ------  -----------------
I'm Ready for Kindergarten: Huggley's Sleep Over. .  C       ESP International
---------------------------------------------------  ------  -----------------
I spy Classic . . . . . . . . . . . . . . . . . . .  C       ESP International
---------------------------------------------------  ------  -----------------
Clifford Reading. . . . . . . . . . . . . . . . . .  B       ESP International
---------------------------------------------------  ------  -----------------

                                        2

Clifford Thinking Adventure . . . . . . . . . . . .  B       ESP International
---------------------------------------------------  ------  -----------------
I spy Junior Puppet Playhouse . . . . . . . . . . .  B       ESP International
---------------------------------------------------  ------  -----------------
Math 2. . . . . . . . . . . . . . . . . . . . . . .  A       ESP International
---------------------------------------------------  ------  -----------------
Reading Readiness K-1 . . . . . . . . . . . . . . .  A       ESP International
---------------------------------------------------  ------  -----------------
Does it Belong? Preschool . . . . . . . . . . . . .  D       ESP International
---------------------------------------------------  ------  -----------------
Spelling Puzzles 1. . . . . . . . . . . . . . . . .  D       ESP International
---------------------------------------------------  ------  -----------------
Math 1. . . . . . . . . . . . . . . . . . . . . . .  D       ESP International
---------------------------------------------------  ------  -----------------
Math 3. . . . . . . . . . . . . . . . . . . . . . .  D       ESP International
---------------------------------------------------  ------  -----------------
Beginning Sounds Preschool. . . . . . . . . . . . .  A       ESP International
---------------------------------------------------  ------  -----------------
Shapes Preschool. . . . . . . . . . . . . . . . . .  D       ESP International
---------------------------------------------------  ------  -----------------
Transition Math K-1 . . . . . . . . . . . . . . . .  D       ESP International
---------------------------------------------------  ------  -----------------
Beginning Reading Jog, Frog, Jog K-1. . . . . . . .  D       ESP International
---------------------------------------------------  ------  -----------------
Beginning Reading A Different Tune 1-1. . . . . . .  D       ESP International
---------------------------------------------------  ------  -----------------
Thinking Skills Preschool . . . . . . . . . . . . .  D       ESP International
---------------------------------------------------  ------  -----------------
Alphabet K. . . . . . . . . . . . . . . . . . . . .  D       ESP International
---------------------------------------------------  ------  -----------------
Beginning Reading Beep, Beep! K-2 . . . . . . . . .  D       ESP International
---------------------------------------------------  ------  -----------------
Beginning Reading The Big Race 1-2. . . . . . . . .  D       ESP International
---------------------------------------------------  ------  -----------------
Multiplication & Division 305 . . . . . . . . . . .  D       ESP International
---------------------------------------------------  ------  -----------------
Phonics 2-3 . . . . . . . . . . . . . . . . . . . .  D       ESP International
---------------------------------------------------  ------  -----------------

     Our distribution agreement with Scholastic, Inc. gives us the non-exclusive right to translate thirteen software titles into the Spanish and Arabic language, and to distribute those titles in Brazil, Colombia, Venezuela, Peru, Argentina, Costa Rica, Guatemala, El Salvador, Mexico, and Spain. These titles include "I Spy," and "Clifford." For each unit we translate and sell, we will pay a royalty to Scholastic of $1.50, and we are otherwise free to choose the price at which we resell the units to third parties. We have guaranteed a minimum royalty to Scholastic of $80,500, payable in advance and recoupable against the first royalties due. Scholastic may purchase translated units from us for distribution by them in the rest of the world other than our territory for prices ranging from $2.50 to $3.50 per unit. Finally, for each unit we sell, but which Scholastic translated, Scholastic will pay us a royalty of $0.50. The agreement will terminate, unless extended, on May 31, 2003.

     Our distribution agreement with School Zone Interactive gives us the exclusive right to translate twenty-eight software titles into the Spanish and Arabic languages, and to distribute those titles worldwide. These titles include "Reading Readiness," "Alphabet K," and "Phonics." For each unit we translate and sell, we will pay a royalty to School Zone of $1.70, and we are otherwise free to choose the price at which we resell the units to third parties. We paid an advance royalty to School Zone on four titles at $5,000 per each title. We have guaranteed minimum sales of 12,000 units in year one (representing royalties of at least $20,400), and 6,000 units in each of the subsequent three years (representing royalties of at least $10,200 per year). We anticipate being able to meet the minimum sales thresholds through our distribution agreements with SpaceToon and ESP International, but in the event we do not we will be required to pay to School Zone an amount equal to the difference. The agreement will terminate, unless extended, on December 31, 2005.

     Our license and distribution agreement with Vivendi Universal Interactive Publishing North America, Inc. gives us the exclusive right to translate nine software titles into the Arabic language, and to distribute those titles in the Middle East. These titles include the "Jumpstart" series and "Mega Math Blaster." For each unit we translate and sell, we will pay a royalty to Vivendi of $4.00, and we are otherwise free to choose the price at which we resell the units to third parties. We paid an advance royalty to Vivendi of $8,000 per title, and we have guaranteed sales of at least two thousand units. The agreement automatically terminated under its terms on July 24, 2002. We have entered into discussions with Vivendi to extend the agreement, have reached an agreement in principal to do so, and we believe we will be successful in formally extending the agreement under identical terms.

     We  are  dependent  on  these  three  suppliers  to  provide  our products.

Distribution
------------

     We will distribute software titles through marketing and sales agreements with two independent marketing and sales companies who will establish distributors worldwide.

     Our marketing and sales agreement with SpaceToon grants to them the exclusive right to market, sell, and distribute all of our products in the Middle East, North Africa, and Arabic speaking nations. The price to be paid by SpaceToon for our products is $4.75. The agreement will terminate, unless extended, on April 30, 2007.

     Our Licensing Representative Agreement with ESP International grants to them the exclusive right-to-recruit, establish, and manage distributors for all of our products worldwide except for the Middle East and Arabic speaking nations. We will pay a monthly fee to ESP to recruit and manage distributors for us, starting at $3,000 and increasing to $10,000 per month over nine months, and ESP will receive a 25% commission on all royalties received with the exception of School Zone products. ESP has guaranteed minimum sales from distributors it recruits of 220,000 units in the first year, increasing annually up to 1,250,000 units in year four. The agreement will terminate, unless extended, on May 31, 2005.

     We are dependent on these two marketing and sales organizations to market and sell all of our products.

Competition
-----------

     We compete with many software manufacturers for the sale of CD-ROM based educational software. Although sales of education software are competitive in the United States, we believe that sales in the Middle East, Arabic, and Spanish speaking countries are not as strong. We are not aware of any competitor in these regions for our products. In addition, because of the exclusive nature of some of our product agreements, we will not have direct competition for the sale of identical products, although we will face competition from other software titles.

Intellectual  Property
----------------------

     Because we acquire our principal products through license agreements, we do not have any intellectual property rights to the products. We have no registered trademarks or service marks to date.

Government  Approvals  and  Regulation
--------------------------------------

     Other than customary labor laws and local ordinances regarding sales of products in public, we are not subject to any government regulation. Further, we are not subject to any environmental laws or regulations. Any risk associated with the sale of our products in foreign markets is assumed by our distributors.

Research  and  Development
--------------------------

     We have not spent any material amount of time or money on research and development, and do not anticipate doing so in the future. Our financial statements reflect some research and development expenses, which are related to development expenses in translating the software titles into foreign language.

Employees
---------

     We do not currently have any employees. Our officers and directors are engaged on a consulting basis, and we have approximately five part-time consultants who are translating the software titles we acquire. We intend to add additional translation consultants and full-time executives in finance and distribution as sales of our products begin to increase.

ITEM  2.          MANAGEMENT  DISCUSSION  AND  ANALYSIS

QUALIFIED  REPORT  OF  INDEPENDENT  CERTIFIED  PUBLIC  ACCOUNTANTS

     Our independent accountant has qualified his report. He states that the audited financial statements of Star E Media Corp. for the period from March 8, 2000 (inception) to December 31, 2000, and for the year ending December 31, 2001, have been prepared assuming the company will continue as a going concern. He notes that our lack of established sources of revenue raises substantial doubt about our ability to continue in business.

CRITICAL  ACCOUNTING  ISSUES

     Our financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States. Preparing financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by our management's applications of accounting policies. The critical accounting policy for us is the capitali-zation and amortization of development (translation) costs.

     One of the components of inventory is the capitalized development (translation) costs. Capitalized development costs are the translation costs that can be identified with a particular product. We maintain our capitalized development (translation) costs on a per-title and a per-language basis. At the end of the development (translation) of a title, our management estimates the total number of expected units to be sold and a per-unit-sold amortization is established.

YEARS  ENDED  DECEMBER  31,  2001  AND  2000

Results  of  Operations

     We had significant losses of $292,807 for the year ended December 31, 2001. We have funded losses from the sale of our stock, and the issuance of stock for services. We expect losses to continue. To the extent losses continue and we are unable to fund them, we may have to curtail aspects of our operations or cease operations altogether.

     We intend to pursue our business plan and meet our reporting requirements utilizing cash made available from the private sale of our securities as well as income from the distribution of our products. Our management is aggressively pursuing relationships and markets for the distribution of our products and is of the opinion that cash flow from the sales of our securities will be sufficient to pay our expenses until our business operations create positive cash flow. We do not currently have sufficient capital to continue operations for the next twelve months and will have to raise additional capital to meet our business objectives as well as our 1934 Act reporting requirements.

     On a long-term basis, our liquidity is dependent on revenue generation, additional infusions of capital and potential debt financing. Our management believes that additional capital and debt financing in the short term will allow us to pursue our business plan and thereafter result in revenue and greater liquidity in the long term. However, we currently have no arrangements for such financing and there can be no assurance that we will be able to obtain the needed additional equity or debt financing in the future.

Revenues

     Our total revenue for the year ended December 31, 2001 was $6,250, which was the result of a single transaction. Our cost of goods sold was $4,540, resulting in a gross profit of $1,710. We did not have any revenues for the year ended December 31, 2000.

Expenses

     Our total expenses for the year ended December 31, 2001 was $294,517, consisting of sales and marketing expenses of $3,800 (1% of total expenses), general and administrative expenses of $123,791 (42% of total expenses), research and development expenses of $164,888 (56% of total expenses), and depreciation expense of $2,038 (less than 1% of total expenses). For the year ended December 31, 2000, total expenses were $186,806, consisting of general and administrative expenses of $46,550 (25% of total expenses), and research and development expenses of $140,256 (75% of total expenses). The increase in all categories from the year ended December 31, 2000 to the year ended December 31, 2001 is a result of an overall increase in business activity as we began operations.

Net  Losses

     Net losses for the year ended December 31, 2001 were $292,807, as compared to $186,806 for the previous year. As described in expenses above, the increase in the net loss is a result of an overall increase in business activity as we began operations.

Liquidity  and  Capital  Resources

     We had cash of $71,317, inventory of $238,041, and prepaid royalties of $115,915, for total current assets of $425,273 as of December 31, 2001. This compares to cash of zero, inventory of zero, prepaid royalties of $46,230, and total current assets of $46,230 as of December 31, 2000. The cash was received primarily from the private sale of our stock, and the inventory consisted primarily of boxed software titles ready for distribution. We had equipment of $20,601, for total assets of $445,874 as of December 31, 2001, as compared to equipment of $1,890 and total assets of $48,120 as of December 31, 2000. As above, the increase in assets, primarily current assets, is a result of an overall increase in business activity as we began operations. Our only material commitment other than operating expenses is a potential minimum royalty payment to School Zone of $20,400.

THREE  MONTHS  ENDED  JUNE  30,  2002

Revenues

     We did not have any revenues during the six months ended June 30, 2002. Revenues were $6,250 for the three months ended June 30, 2001, which was the result of a single transaction. Our cost of goods sold was $4,540, resulting in a gross profit of $1,710.

Expenses

     Our total expenses for the three months ended June 30, 2002 was $102,003, consisting of sales and marketing expenses of $4,811 (5% of total expenses), general and administrative expenses of $82,978 (82% of total expenses), research and development expenses of $12,914 (13% of total expenses), and depreciation expense of $1,300 (1% of total expenses). For the three months ended June 30, 2001, total expenses were $41,811, consisting of general and administrative expenses of $37,732 (90% of total expenses), research and development expenses of $5,289 (13% of total expenses), and depreciation expense of $500 (1% of total expenses). The increase in all categories from the three months ended June 30, 2001 to the three months ended June 30, 2002 is a result of an overall increase in business activity as we began operations.

Net  Losses

     Net losses for the three months ended June 30, 2002 were $102,003, as compared to $41,811 for the same time period in the previous year. As described in expenses above, the increase in the net loss is a result of an overall increase in business activity as we began operations.

Liquidity  and  Capital  Resources

     We had cash of $4,669, inventory of $370,705, and prepaid royalties of $125,915, for total current assets of $501,289 as of June 30, 2002. This represents an increase in total current assets of $76,016 as compared to December 31, 2001. The cash was received primarily from the private sale of our stock, and the inventory consisted primarily of boxed software titles ready for distribution. Our only material commitments other than operating expenses are a potential minimum royalty payment to School Zone of $20,400 and a fee to ESP of $3,000 per month, increasing to $5,000 per month beginning October 2002 and increasing again in subsequent periods.

ITEM  3.          DESCRIPTION  OF  PROPERTY

     We lease approximately 5,000 square feet of office space, and approximately 1,000 square feet of warehouse space, both at 27171 Burbank Road, Lake Forest, California 92610, from Diversi Corp., an entity owned by two of our directors, Eugene G. Abbadessa and Ghaby ("Gabriel") Nassar. The lease is a verbal, month-to-month agreement, and we agree to pay certain overhead expenses of Diversi of approximately $8,000 per month that are allocated as rent expense.

     We believe that our existing office and warehouse space are sufficient to meet our needs for the foreseeable future. In the event we need additional office or warehouse space, we anticipate being able to obtain it at our current location from our current lessor, or from third parties at market rates as necessary.

ITEM  4.          SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of June 30, 2002, certain information with respect to the Company's equity securities owned of record or beneficially by (i) the Officers and Directors of the Company; (ii) each person who owns beneficially more than 5% of each class of the Company's outstanding equity securities; and (iii) all Directors and Executive Officers as a group.



                Name and Address of                 Amount and Nature of   Percent of
Title of Class  Beneficial Owner (1)                Beneficial Ownership   Class (2)
--------------  ----------------------------------  ---------------------  -----------

Common
Stock. . . . .  Eugene G. Abbadessa                         1,063,126 (3)         8.4%

Common
Stock. . . . .  Ghaby ("Gabriel") Nassar                    1,063,126 (3)         8.4%

Common
Stock. . . . .  Greg Gilbert                                      -0-               *%

Common
Stock. . . . .  Joseph Bevacqua                               101,000               *%

Common
Stock. . . . .  Mehdi Hatamian                                883,334             7.0%

                Investment One (4)
Common          c/o McKinney, Bancroft and Hughes
Stock. . . . .  Mareva House, Nassau Bahamas                5,673,748            45.2%

                Carl T. Suter
Common          4070 Cassia Linda Lane
Stock. . . . .  Yorba Linda, CA  92886                        910,000 (5)         7.3%
                                                    ---------------------  -----------
                All Officers and Directors
                as a Group (5 persons)                      3,110,586            24.9%
                                                    ---------------------  -----------

*     less  than  1%

(1) Unless otherwise noted, the address of each shareholder is c/o Star E Media Corp., 27171 Burbank Road, Lake Forest, California 92610.

(2)     Based  on  12,550,000  shares  outstanding  as  of  June  30, 2002.

(3) Includes 63,126, or 50%, of the 126,252 shares owned of record by Western Global, a corporation jointly owned by Mr. Abbadessa and Mr. Nassar.

(4) The beneficial owner of Investment One is Mr. Mouneer Sallman, the brother-in-law of Mr. Nassar. Mr. Nassar disclaims any beneficial ownership of the shares held by Investment One. The United States contact for Investment One is attorney Paul Konapelsky, 15 Corporate Plaza Drive, Suite 130, Newport Beach, California 92660. Mr. Konapelsky is the beneficial owner of 245,000 shares of our common stock, which are not reflected in the table.

(5) Includes 325,000 shares of common stock owned of record by Continental American Resources, Inc., of which Mr. Suter is believed to be the sole shareholder.

ITEM  5.          DIRECTORS,  EXECUTIVE  OFFICERS, PROMOTERS AND CONTROL PERSONS

     The following table sets forth the name and age of the current directors and executive officers of the Company, the principal office and position with the Company held by each and the date each became a director or executive officer of the Company. The executive officers of the Company are elected annually by the Board of Directors. The directors serve one-year terms until their successors are elected. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. Unless described below, there are no family relationships among any of the directors and officers.


Name                      Age  Position(s)
------------------------  ---  ----------------------------------------------------
Ghaby ("Gabriel") Nassar   58  Chairman of the Board, CEO, Secretary (2001)

Eugene G. Abbadessa. . .   59  President, Chief Operations Officer, Director (2001)

Joseph Bevacqua. . . . .   57  Chief Financial Officer (2001)

Greg Gilbert . . . . . .   61  Executive Vice President (2001)

Dr. Medhi Hatamian . . .   46  Director (2001)


     GHABY ("GABRIEL") NASSAR is the Chairman of the Board, Chief Executive Officer, Secretary, and a Director of the Company. For the last seven years Mr. Nassar has served as an independent consultant for various telecommunications, packaging, and vitamin companies. Mr. Nassar was an officer and director of StarTronix International, Inc., a publicly traded company. Previously, Mr. Nassar was involved in real estate development and served twelve years on the Congressional Advisor Commission for Congressman Mervyn Dymally. He has also served as a founding director of the Pacific Rim Investment & Trade Association, Chairman of the Orange County District Attorney Foundation, and attended Michigan State University where he studied Business Administration.

     EUGENE G. ABBADESSA is the President, Chief Operations Officer, and a Director of the Company. Since 1996, Mr. Abbadessa has been an independent consultant with Mr. Nassar. Mr. Abbadessa was an officer and director of StarTronix International, Inc., a publicly traded company. Previously, he spent twelve years as Vice President of Hughes Electronics in the electronics manufacturing and software division. Before joining Hughes, Mr. Abbadessa served in various technical management positions with National Cash Register, Xerox, and General Automation. Mr. Abbadessa is a graduate of California State University at Long Beach in Industrial Technology and attended Pepperdine University School of Management where he studied for his MBA in Business Management. Mr. Abbadessa is also a licensed California contractor.

     JOSEPH BEVACQUA is the Chief Financial Officer of the Company. He is a certified public accountant, and has served as an independent consultant and financial officer for more than thirty years. Mr. Bevacqua was Chief Financial Officer for The Peterson Law Firm from April 1999 to December 2000. From February 1992 through March 1999 he served as an independent financial consultant, including the restructuring of Jose Eber Salons Inc. Mr. Bevacqua earned a Bachelor of Science in Accounting in 1968 from California State University at Long Beach and received an MBA in 1978 from Pepperdine University School of Management.

     GREG GILBERT is the Executive Vice President of the Company. For the past 35 years, he has served as an independent consultant advising and managing private and public growth-stage companies. Mr. Gilbert was involved in mortgage banking and mobile home park development prior to founding American Continental Corporation, a real estate development company later sold to Dynasonics Corp in 1969. Mr. Gilbert was a founder of U.S. Homes, which was later sold to a division of Chrysler in 1970. In 1971 Mr. Gilbert formed Gilbert & Associates to provide growth-stage companies with financial advisory services. Mr. Gilbert is a founding director of the Pacific Rim Investment & Trade Association.

     DR. MEDHI HATAMIAN is a Director of the Company. Since 1996, he has served as the Director of DSP Microelectronics Technology at Broadcom Corp. Mr. Hatamian's areas of expertise include high-speed VSLI signal processing, image processing, high temperature superconductors, adaptive filtering, and high-density sub-micron CMOS design. Mr. Hatamian has published over 40 papers in these areas of expertise. Currently, he holds eight patents and has several patents pending. From 1991 to 1996, he was the co-founder and Vice President of Technology of Silicon Design Experts, Inc. From 1982 to 1991, Mr. Hatamian worked with Visual Communications Research and the VLSI Systems Research Departments of Bell Laboratories where he became a Distinguished Member of the Technical Staff in 1988. Prior to that, Mr. Hatamian worked on hardware and software designs for one of NASA's Space Shuttle projects from 1978 to 1982. Mr. Hatamian is a senior member of IEEE. He has also participated in a number of conferences and professional activities in his areas of expertise as the organizer, session chair, panelist, and moderator. Mr. Hatamian is also on the Board of Directors of Panacea Pharmaceuticals and Market Engine Corp. He received his Bachelor of Science degree in Electrical Engineering from the Arya-Mehr University of Technology in 1977, and his Masters of Science and PH.D. degrees in Electrical Engineering from the University of Michigan, Ann Arbor, in 1978 and 1982, respectively.

ITEM  6.          EXECUTIVE  COMPENSATION

Executive  Officers  and  Directors
-----------------------------------

     None of our executive officers and directors is subject to a written employment agreement, and we have not paid compensation to any of our executive officers or directors for services rendered to us in 2002, and no compensation is accruing. During the fiscal year ended December 31, 2001, we paid $20,500 in consulting fees to each of Mr. Abbadessa and Mr. Nassar, and $11,725 to Mr. Bevacqua, for services rendered to the Company.

     A director who is an employee does not receive any cash compensation as a director. There is no plan in place for compensation of persons who are directors who are not employees of the Company

Summary  Compensation  Table
----------------------------

     The Summary Compensation Table shows certain compensation information for services rendered in all capacities for the fiscal years ended December 31, 2000 and 2001. Other than as set forth herein, no executive officer's salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred.


                                ANNUAL COMPENSATION                      LONG TERM COMPENSATION
                          ---------------------------------  ----------------------------------------------
                                                                      AWARDS                 PAYOUTS
                          ---------------------------------  -----------------------  ---------------------
                                                             RESTRICTED   SECURITIES
                                               OTHER ANNUAL     STOCK     UNDERLYING    LTIP      ALL OTHER
NAME AND                        SALARY  BONUS  COMPENSATION    AWARDS    OPTIONS SARS  PAYOUTS  COMPENSATION
PRINCIPAL POSITION        YEAR   ($)     ($)       ($)           ($)          (#)        ($)          ($)


Ghaby ("Gabriel") Nassar  2000   -0-     -0-       -0-           -0-          -0-        -0-          -0-
Chairman/CEO/Secretary .  2001   -0-     -0-      20,500         -0-          -0-        -0-          -0-

Eugene G. Abbadessa. . .  2000   -0-     -0-       -0-           -0-          -0-        -0-          -0-
President/COO/Director .  2001   -0-     -0-      20,500         -0-          -0-        -0-          -0-

Joseph Bevacqua. . . . .  2000   -0-     -0-       -0-           -0-          -0-        -0-          -0-
CFO. . . . . . . . . . .  2001   -0-     -0-      11,725         -0-          -0-        -0-          -0-

Greg Gilbert . . . . . .  2000   -0-     -0-       -0-           -0-          -0-        -0-          -0-
Executive VP . . . . . .  2001   -0-     -0-       -0-           -0-          -0-        -0-          -0-

Dr. Mehdi Hatamian . . .  2000   -0-     -0-       -0-           -0-          -0-        -0-          -0-
Director . . . . . . . .  2001   -0-     -0-       -0-           -0-          -0-        -0-          -0-




)

                                         OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                                 (INDIVIDUAL GRANTS)

                                                                 PERCENT OF TOTAL
                                        NUMBER OF SECURITIES       OPTIONS/SARS
                                             UNDERLYING              GRANTED           EXERCISE OR BASE
                                        OPTIONS/SARS GRANTED   TO EMPLOYEES IN FISCAL      PRICE
NAME                                           (#)                     YEAR                ($/SH)         EXPIRATION DATE

Eugene G. Abbadessa. . . . . . . . . .         -0-                      N/A                 N/A                 N/A
Ghaby ("Gabriel") Nassar . . . . . . .         -0-                      N/A                 N/A                 N/A
Joseph Bevacqua. . . . . . . . . . . .         -0-                      N/A                 N/A                 N/A
Greg Gilbert . . . . . . . . . . . . .         -0-                      N/A                 N/A                 N/A
Dr. Mehdi Hatamian . . . . . . . . . .         -0-                      N/A                 N/A                 N/A



                                      AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
                                                 AND FY-END OPTION/SAR VALUES
                                                                                                   VALUE OF UNEXERCISED
                                                                       NUMBER OF UNEXERCISED           IN-THE-MONEY
                                         SHARES                        SECURITIES UNDERLYING            OPTION/SARS
                                       ACQUIRED ON                     OPTIONS/SARS AT FY-END            AT FY-END
                                         EXERCISE    VALUE REALIZED              (#)                        ($)
NAME . . . . . . . . . . . . . . . . .     (#)            ($)         EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE
Eugene G. Abbadessa. . . . . . . . . .     -0-            N/A                    N/A                        N/A
Ghaby ("Gabriel") Nassar . . . . . . .     -0-            N/A                    N/A                        N/A
Joseph Bevacqua. . . . . . . . . . . .     -0-            N/A                    N/A                        N/A
Greg Gilbert . . . . . . . . . . . . .     -0-            N/A                    N/A                        N/A
Dr. Mehdi Hatamian . . . . . . . . . .     -0-            N/A                    N/A                        N/A


ITEM  7.          CERTAIN  RELATIONSHIPS  AND  RELATED  TRANSACTIONS

     Each of the transactions described in this Item 7 was conducted on terms that our management believes are equal to those that would have been reached in arms length transactions between unrelated parties. We have not developed a formal policy governing transactions with related persons or entities.

Stock  Issuances
----------------

     In  November 2000, we issued (i) 1,000,000 shares of common stock to Eugene
G. Abbadessa and 1,000,000 shares of common stock to Ghaby ("Gabriel") Nassar, both officers and directors of the Company, for consideration equal to $1,500, respectively, or $0.0015 per share, (ii) 5,323,748 shares of common stock to Investment One (an investment holding company, the beneficial owner of which is Mr. Mouneer Sallman, the brother-in-law of Mr. Nassar) for consideration equal to $5,650, or $0.00106 per share, and (iii) 150,000 shares of common stock to Dr. Mehdi Hatamian, a director, as compensation for serving on the Board of Directors.

     In December 2000, we issued 126,252 shares of common stock to Western Global, a corporation owned and controlled by Mr. Abbadessa and Mr. Nassar, both officers and directors of the Company, as consideration for the reduction of $226,276 in debt due from the Company to Western Global.

     In January 2001, we issued (i) 135,000 shares of common stock to Dr. Mehdi Hatamian, a director of the Company, for cash consideration equal to $100,000, or $0.74 per share, (ii) 75,000 shares of common stock to an unrelated individual for cash consideration equal to $50,000, or $0.666 per share, and
(iii) 37,500 shares to an unrelated individual who was a creditor of Western Global, a corporation owned and controlled by Mr. Abbadessa and Mr. Nassar, both officers and directors of the Company. The shares were assigned as payment of Western Global's debt to the individual, and resulted in a reduction of $25,000 in debt due from the Company to Western Global.

     In May and June 2001, we issued 202,500 shares of common stock to Dr. Mehdi Hatamian, a director of the Company, for cash consideration equal to $150,000, or $0.74 per share.

     In August 2001, in connection with the merger of Star E Media Corporation into Quick & Easy Software, Inc., an aggregate of 8,954,000 shares of Star E Media Corporation common stock were exchanged for 8,954,000 shares of common stock of Quick & Easy Software, Inc. At the time of the transaction, Quick & Easy had 2,400,000 shares issued and outstanding. Quick & Easy was the surviving entity in the merger, and subsequently changed its name to Star E Media Corp.

     In November and December 2001, we issued (i) 135,000 shares of common stock for cash consideration equal to $100,000, or $0.74 per share (ii) 138,834 shares of common stock for cash consideration equal to $100,000, or $0.72 per share, and (iii) 2,000 shares of common stock for cash consideration equal to $2,000, or $1.00 per share, to Dr. Mehdi Hatamian, a director of the Company.

     In November 2001, we issued 600,166 shares of common stock to five unrelated shareholders as consideration for the Quick & Easy merger.

     In March 2002, we issued 100,000 shares of common stock to Dr. Mehdi Hatamian, a director of the Company, for consideration equal to $100,000, or $1.00 per share.

Real  Property  Lease
---------------------

     We lease approximately 5,000 square feet of office space, and approximately 1,000 square feet of warehouse space, both at 27171 Burbank Road, Lake Forest, California 92610, from Diversi Corp., an entity owned by two of our directors, Eugene G. Abbadessa and Ghaby ("Gabriel") Nassar. The lease is a verbal, month-to-month agreement, and we agree to pay certain overhead expenses of Diversi of approximately $8,000 per month that are allocated as rent expense.

Consulting  Agreements
----------------------

     Our executive officers are engaged on a consulting basis. We do not have any written consulting agreements with them, and they do not receive and regular compensation. In 2001, Mr. Abbadessa and Mr. Nassar each received a total of $20,500 in consulting fees, and Mr. Bevacqua received a total of $11,725 in consulting fees. No other officer or director received any compensation for services rendered to the Company.

ITEM  8.          DESCRIPTION  OF  SECURITIES

     Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001, and 20,000,000 shares of preferred stock, par value $0.001. As of June 30, 2002, there are 12,525,000 shares of our common stock issued and outstanding, and no shares of preferred stock issued or outstanding.

     COMMON STOCK. Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when and if declared by our Board of Directors from funds legally available therefore. Cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

     DIVIDEND POLICY. We have never declared or paid a cash dividend on our capital stock. We do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our Board of Directors and subject to any restrictions that may be imposed by our lenders.

     PREFERRED STOCK. We are authorized to issue 20,000,000 shares of preferred stock, par value $0.001, of which no such shares are issued and outstanding. We have not designated the rights and preferences of our preferred stock. The availability or issuance of these shares could delay, defer, discourage or prevent a change in control.

     STOCK OPTION PLAN. On July 1, 2002, our directors and shareholders approved the Star E Media Corp. Omnibus Securities Plan, effective July 1, 2002. The plan offers selected employees, directors, and consultants an opportunity to acquire our common stock, and serves to encourage such persons to remain employed by us and to attract new employees. The plan allows for the award of stock and options, up to 1,200,000 shares of our common stock. Following the effectiveness of this registration statement, we intend to register with the Securities and Exchange Commission the shares of common stock covered by the plan. We have not issued any options or stock awards under the plan.

     TRANSFER AGENT. The transfer agent for our common stock is Holladay Stock Transfer, 2939 North 67th Place, Scottsdale, Arizona 85251, telephone number
(480)  481-3940.

                                     PART II

ITEM 1. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND OTHER SHAREHOLDER MATTERS

     Our common stock is traded on the Pink Sheets under the symbol STRE. Our common stock is only traded on a limited or sporadic basis and should not be deemed to constitute an established public trading market. There is no assurance that there will be liquidity in the common stock.

     Below is a table indicating the range of high and low transaction price for the common stock for each quarterly period within the most recent two fiscal years. The information reflects prices between dealers, and does not include retail markup, markdown, or commission, and may not represent actual transactions.

                                                         PRICES
                                                    -----------------
YEAR  PERIOD                                          HIGH      LOW
                                                    -----------------
2000  First Quarter. . . . . . . . . . . . . . . .        N/A
      Second Quarter . . . . . . . . . . . . . . .        N/A
      Third Quarter. . . . . . . . . . . . . . . .      unpriced
           (Sept. 20 (first available) - Sept. 29)
      Fourth Quarter . . . . . . . . . . . . . . .  $0.01      $0.01

2001  First Quarter. . . . . . . . . . . . . . . .  $0.01      $0.01
      Second Quarter . . . . . . . . . . . . . . .  $0.01      $0.01
      Third Quarter. . . . . . . . . . . . . . . .  $1.00      $0.01
      Fourth Quarter . . . . . . . . . . . . . . .  $1.00      $0.10

2002  First Quarter. . . . . . . . . . . . . . . .  $0.90      $0.30
      Second Quarter . . . . . . . . . . . . . . .  $1.10      $0.40

     As  of  June 30, 2002, there were 77 holders of record of the common stock.

     The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to a few exceptions that we do not meet. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

ITEM  2.          LEGAL  PROCEEDINGS

     We  are  not  a  party  to  or otherwise involved in any legal proceedings.

ITEM  3.          CHANGES  IN  AND  DISAGREEMENTS  WITH  ACCOUNTANTS

     There have been no disagreements with our accountants that are required to be disclosed pursuant to Item 304 of Regulation S-B.

ITEM  4.          RECENT  SALES  OF  UNREGISTERED  SECURITIES

     In  November 2000, we issued (i) 1,000,000 shares of common stock to Eugene
G. Abbadessa and 1,000,000 shares of common stock to Ghaby ("Gabriel") Nassar, both officers and directors of the Company, for cash consideration equal to $1,500, respectively, or $0.0015 per share, (ii) 5,323,748 shares of common stock to Investment One (an investment holding company, the beneficial owner of which is Mr. Mouneer Sallman, the brother-in-law of Mr. Nassar) for cash consideration equal to $5,650, or $0.00106 per share, (iii) 900,000 shares of common stock to four unrelated shareholders as consideration for introductions leading to the Quick & Easy merger, and (iv) 150,000 shares of common stock to Dr. Mehdi Hatamian as compensation for serving on the Board of Directors. The issuances were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, each of the shareholders was an accredited investor, and the shares were restricted in accordance with Rule 144 promulgated thereunder.

     In December 2000, we issued 126,252 shares of common stock to Western Global, a corporation owned and controlled by Mr. Abbadessa and Mr. Nassar, both officers and directors of the Company, as consideration for the reduction of $226,276 in debt due from the Company to Western Global. The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act, the shareholder was an accredited investor, and the shares were restricted in accordance with Rule 144 promulgated thereunder.

     In January 2001, we issued (i) 135,000 shares of common stock to Dr. Mehdi Hatamian, a director of the Company, for cash consideration equal to $100,000, or $0.74 per share, (ii) 75,000 shares of common stock to an unrelated individual for cash consideration equal to $50,000, or $0.666 per share, and
(iii) 37,500 shares to an unrelated individual who was an assignee of Western Global, a corporation owned and controlled by Mr. Abbadessa and Mr. Nassar, both officers and directors of the Company, as consideration for the reduction of $25,000 in debt due from the Company to Western Global. The issuances were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, each of the shareholders was an accredited investor, and the shares were restricted in accordance with Rule 144 promulgated thereunder.

     In March 2001, we issued 4,000 shares of common stock to an unrelated individual for cash consideration equal to $4,000, or $1.00 per share. The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act, the shareholder was an accredited investor, and the shares were restricted in accordance with Rule 144 promulgated thereunder.

     In May and June 2001, we issued 202,500 shares of common stock to Dr. Mehdi Hatamian, a director of the Company, for cash consideration equal to $150,000, or $0.74 per share. The issuances were exempt from registration pursuant to
Section 4(2) of the Securities Act of 1933, the shareholder was an accredited investor, and the shares were restricted in accordance with Rule 144 promulgated thereunder.

     In August 2001, in connection with the merger of Star E Media Corporation into Quick & Easy Software, Inc., an aggregate of 8,954,000 shares of Star E Media Corporation common stock were exchanged for 8,954,000 shares of common stock of Quick & Easy Software, Inc. At the time of the transaction, Quick & Easy has 2,400,000 shares issued and outstanding. Quick & Easy was the surviving entity in the merger, and subsequently changed its name to Star E Media Corp. The issuances were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, each of the shareholders was an accredited investor, and the shares were restricted in accordance with Rule 144 promulgated thereunder.

     In August and September 2001, subsequent to the merger with Quick & Easy, we issued an aggregate of 50,000 shares of common stock to an unrelated individual for cash consideration equal to $15,000, plus a subscription receivable of $35,000, or $1.00 per share. The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act, the shareholder was an accredited investor, and the shares were restricted in accordance with Rule 144 promulgated thereunder.

     In November and December 2001, we issued (i) 135,000 shares of common stock for cash consideration equal to $100,000, or $0.74 per share (ii) 138,834 shares of common stock for cash consideration equal to $100,000, or $0.72 per share, and (iii) 2,000 shares of common stock for cash consideration equal to $2,000, or $1.00 per share, to Dr. Mehdi Hatamian, a director of the Company. The issuances were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, the shareholder was an accredited investor, and the shares were restricted in accordance with Rule 144 promulgated thereunder.

     In November 2001, we issued 600,166 shares of common stock to five unrelated shareholders as consideration for introductions leading to the Quick & Easy merger. The issuances were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, each of the shareholders was an accredited investor, and the shares were restricted in accordance with Rule 144 promulgated thereunder.

     In January 2002, we issued 25,000 shares of common stock to an unrelated individual for consideration equal to $25,000, or $1.00 per share. The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act, the shareholder was an accredited investor, and the shares were restricted in accordance with Rule 144 promulgated thereunder.

     In March 2002, we issued 100,000 shares of common stock to Dr. Mehdi Hatamian, a director of the Company, for consideration equal to $100,000, or $1.00 per share. The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act, the shareholder was an accredited investor, and the shares were restricted in accordance with Rule 144 promulgated thereunder.

     In April 2002, we issued 25,000 shares of common stock to an unrelated individual for consideration equal to $25,000, or $1.00 per share. The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act, the shareholder was an accredited investor, and the shares were restricted in accordance with Rule 144 promulgated thereunder.

ITEM  5.          INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

     Article Six of our Articles of Incorporation provides that officers and director shall have no personal liability to the corporation or its stockholders for damages for breach of fiduciary duty as an officer or director. This provision does not eliminate or limit the liability of an officer or director for acts or omissions that involve intentional misconduct, fraud, or a knowing violation of law or the payment of distributions in violation of Nevada Revised Statute section 78.300.

     Our  bylaws  do  not  further  address  indemnification.

     On July 8, 2002, the Company entered into a written indemnification agreement with each of Messrs Abbadessa, Nassar, and Hatamian. Under the terms of the agreement, the Company has agreed to indemnify each of the directors if he was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding of any kind, whether civil, criminal, administrative or investigative and whether formal or informal (including actions by or in the right of Corporation and any preliminary inquiry or claim by any person or authority), by reason of the fact that Director is or was a director, officer, partner, trustee, employee or agent of Corporation.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                    PART F/S

     The  following  financial  statements  are  provided  herein:

                          INDEX TO FINANCIAL STATEMENTS
                               STAR E MEDIA CORP.

Annual  Audited  Financial  Statements
--------------------------------------
Report  of  Shelley  Intl.,  CPA                                   F-3
Balance  Sheets  as of December 31, 2001 and 2000                  F-4 to F-5
Statement of Operations for the period from March 8, 2000
  (inception)  to  December  31,  2000,  and  the  year  ended
  December  31,  2001                                              F-6
Statement of Stockholders' Equity for the period from March 8,
  2000  (Inception)  to  December  31,  2001                       F-7
Statement of Cash Flows for the period from March 8, 2000
  (inception) to December 31, 2000 and the year ended
  December  31,  2001                                              F-8
Notes  to  Financial  Statements                                   F-9  to  F-19

Interim  Unaudited  Financial  Statements
-----------------------------------------
Balance  Sheets  as  of  June  30,  2002                           F-20  to  F21
Statement of Operations for the three and six months ended
  June  30,  2002  and  2001                                       F-22
Statement of Stockholders' Equity for the period from March 8,
  2000  (Inception)  to  June  30,  2002                           F-23
Statement of Cash Flows for the three and six months ended
  June  30,  2002  and  2001                                       F-24
Notes  to  Financial  Statements                                   F-25 to F-26

                                    PART III

ITEM  1.          INDEX  TO  EXHIBITS

ITEM  NO.     DESCRIPTION
---------     -----------

3.1+          Articles  of  Incorporation  of  Star  E  Media,  Corporation

3.2+          Articles  of  Incorporation  of  Quick  &  Easy  Software,  Inc.

3.3+ Articles of Merger of Star E Media, Corporation into Quick & Easy Software, Inc.

3.4+          Certificate  of  Amendment  of Articles of Incorporation of Star E
              Media  Corp.

3.5+          Amended  and  Restated  Bylaws  of  Quick  &  Easy  Software, Inc.

3.6+          First  Amendment  to  Bylaws  of  Quick  &  Easy  Software,  Inc.

4.1+          Star  E  Media  Corp  2002  Omnibus  Securities  Plan

4.2+ Form of Incentive Stock Option Agreement relating to options granted under the Plan.

4.3+ Form of Non Statutory Stock Option Agreement relating to options granted under the Plan.

4.4+ Form of Common Stock Purchase Agreement relating to restricted stock granted under the Plan.

10.1+         Distribution  Agreement  with  Scholastic,  Inc.

10.2+         International Distribution Agreement with School Zone  Interactive

10.3+         International  License  and  Distribution  Agreement with  Vivendi
              Universal  Interactive  Publishing  North  America,  Inc.

10.4+         Exclusive  International Marketing and Sales Agreement with  Space
              Toon

10.5+         Licensing  Representative  Agreement  with  ESP  International

10.6+         Form  of  Directors  Indemnification  Agreement

10.7+         Notification  of  Irrevocable  Documentary  Credit

21.1+         List  of  Subsidiaries

99.1 Certification as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

99.2 Certification as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

+     Previously  Filed.

ITEM  2.          DESCRIPTION  OF  EXHIBITS

     Not  Applicable.

                                   SIGNATURES

     In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated:   November  13,  2002                      STAR E MEDIA CORP.


                                                 /s/   E.G. Abbadessa
                                                 ------------------------------
                                                 By:   E.G. Abbadessa
                                                 Its:  President

                            STAR E MEDIA CORPORATION


                              FINANCIAL STATEMENTS


                                December 31, 2001
                                December 31, 2000

                                TABLE OF CONTENTS
                                -----------------


                                                                            PAGE

COVER  SHEET                                                                 F-1

TABLE  OF  CONTENTS                                                          F-2

INDEPENDENT  CERTIFIED  PUBLIC  ACCOUNTANTS'  REPORT                         F-3

BALANCE  SHEET,  ASSETS                                                      F-4

BALANCE  SHEET,  LIABILITIES  AND  STOCKHOLDERS'  EQUITY                     F-5

STATEMENT  OF  OPERATIONS                        .                           F-6

STATEMENT  OF  STOCKHOLDERS'  EQUITY                                         F-7

STATEMENT  OF  CASH  FLOWS                        .                          F-8

NOTES  TO  FINANCIAL  STATEMENTS      .                                   F-9-19

                               SHELLEY INTL., CPA
                               161 E. 1ST. ST. #1
                                 MESA, AZ 85201
                                 (480) 461-8301


                REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT
                -------------------------------------------------

To  the  Board  of  Directors/Audit  Committee
Star  E  Media  Corporation

     I have audited the accompanying balance sheets of Star E Media Corporation as of December 31, 2001 and 2000 and the related statements of operations, stockholders' equity, and cash flows for the period from March 8, 2000 (inception) to December 31, 2000 and the year ended December 31, 2001. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

     I conducted my audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

     In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Star E Media Corporation as of December 31, 2001 and 2000 and the related statements of operations, stockholders' equity, and cash flows for the period from March 8, 2000 (inception) to December 31, 2000 and the year ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the notes to the financial statements, the Company has no established sources or revenue. This factor raises substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.


                               Shelley  Intl.,  CPA
                              /s/  Mark  Shelley
                              -----------------------------

March  15,  2002


STAR E MEDIA CORPORATION
BALANCE SHEET
AS OF DECEMBER 31, 2001 AND 2000
ASSETS
--------------------------------

                                          December 31,     December 31,
                                                  2001             2000

     CURRENT ASSETS
        Cash                              $      71,317    $           -
        Inventory                                18,221
                                          -------------    -------------

        Total Current Assets                     89,538                -
                                          -------------    -------------

     EQUIPMENT, net                              20,601            1,890
                                          -------------    -------------

     OTHER ASSETS
         Royalty Advances                       115,915           46,230
         Capitalized Production Costs net       219,820
                                          -------------    -------------

     Total Other Assets                         335,735           46,320
                                          -------------    -------------

     TOTAL ASSETS                         $     445,874    $      48,120
                                          =============    =============

The accompanying notes are an integral part of these statements.

STAR E MEDIA CORPORATION
BALANCE SHEET
AS OF DECEMBER 31, 2001 AND 2000
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

                                         December 31,    December 31,
                                                2001            2000
CURRENT LIABILITIES

       Payables and Accrued Expenses   $       9,294   $           -
                                       -------------   -------------

       Total Current Liabilities               9,294               -
                                       -------------   -------------

STOCKHOLDERS' EQUITY

       Common Stock, authorized
       100,000,000 shares of stock,
       12,400,000, 8,500,000 and
       shares issued and at
       December 31, 2001 and 2000
       par value $0.001 per share             12,400           8,500
       Additional Paid in Capital          1,226,793         226,426
       Stock Subscribed                      (35,000)
       Retained Earnings (Deficit)          (767,613)       (186,806)
                                       -------------   -------------

       Total Stockholders' Equity            436,580          48,120
                                       -------------   -------------

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                   $     445,874   $      48,120
                                       =============   =============

The accompanying notes are an integral part of these statements

STAR E MEDIA CORPORATION
STATEMENT OF OPERATIONS
for the period from March 8, 2000 (inception) to December 31, 2000, and the year ended December 31, 2001

                                     Year Ended             Period March 8,
                                   December 31,             (inception) to
                                           2001                December 31,
                                                                      2000
                                 --------------             --------------
INCOME
      Sales                       $       6,250             $            -
                                 --------------             --------------

      Total Revenue                       6,250                          -
                                 --------------             --------------

COST OF SALES
      Costs of Goods Sold                 4,540                          -
                                 --------------             --------------

      Total Cost of Sales                 4,540                          -
                                 --------------             --------------

      Gross Profit                        1,710                          -
                                 --------------             --------------

EXPENSES
      Sales and Marketing                 3,800                          -
      General and Administrative        411,791                     46,550
      Research and Development          164,888                    140,256
      Depreciation Expense                2,038                          -
                                 --------------             --------------

      Total Expense                     582,517                    186,806
                                 --------------             --------------

      Loss before Provision for
      Income Taxes                     (580,807)                  (186,806)

      Provision for Income Taxes              0                          0
                                 --------------             --------------

NET INCOME (LOSS)                $     (580,807)            $     (186,806)
                                 ==============             ==============

Basic and Diluted Earnings
      (Loss) per Common Share    $        (0.06)            $        (0.02)
                                 --------------             --------------

Basic and Diluted Weighted Average
      Number of Common Shares         9,909,251                  8,374,170
                                 --------------             --------------

The  accompanying  notes  are  an  integral  part  of  these  statements

STAR E MEDIA CORPORATION
STATEMENT OF STOCKHOLDERS' EQUITY
FROM MARCH 8, 2000 (INCEPTION) TO DECEMBER 31, 2001

                                              Common Stock     Additional      Stock       Accumulated     Total
                                           Shares     Amount     Paid in     Subscribed      Deficit       Equity
                                                                 Capital
                                          ----------  -------  -----------  -----------   ------------   ---------
Iniitial Capitalization, March 8, 2000     8,373,748  $ 8,374  $       276  $         -   $          -   $   8,650
                                                                                                                 -
Conversion of Debt to Stock. . . . . .       126,252      126      226,150                                 226,276

Deficit for year . . . . . . . . . . .                                                        (186,806)   (186,806)
                                          ----------  -------  -----------  -----------   ------------   ---------

Balance, December 31, 2000 . . . . . .     8,500,000    8,500      226,426                    (186,806)     48,120

Sales of Stock . . . . . . . . . . . .     1,303,500    1,303      515,697                                 517,000
Reverse Merger with Quick & Easy . . .     2,400,000    2,400        9,667                                  12,067
Stock Issued for Services. . . . . . .         4,000        4        3,996                                   4,000
Conversion of Debt . . . . . . . . . .       157,500      158      148,042                                 148,200
Stock Subscription . . . . . . . . . .        35,000       35       34,965      (35,000)                         -
Service Contributed by Officers . . .                              288,000                                 288,000

Deficit for year                                                                              (580,807)   (580,807)
                                          ----------  -------  -----------  -----------   ------------   ---------

Balance, December 31, 2001 . . . . . .    12,400,000  $12,400  $ 1,226,793  $   (35,000)  $   (767,613)  $ 436,580
                                          ==========  =======  ===========  ============  =============  =========

The accompanying notes are an integral part of these statements

STAR E MEDIA
STATEMENT OF CASH FLOWS
for the period March 8, 2000 (inception) to December 31, 2000 and the year ended December 31, 2001

                                   Year Ended                 Period March 8,
                                   December 31,               (inception) to
                                          2001                December 31,
                                                              2000
                                 --------------               ----------------
Cash Flows from
Operating Activities

  Net Loss. . . . . . . . . . . .$    (580,807)               $      (186,806)

  Inventory . . . . . . . . . . .     (238,041)                             -
  Prepaids Royalties. . . . . . .      (69,685)                       (46,230)
  Accounts Payable. . . . . . . .        9,294                              -
  Depreciation Expense. . . . . .        2,038                              -
  Stock for services. . . . . . .        4,000                          8,650
  Contributed Services. . . . . .      288,000
                                 --------------               ----------------

Net Cash Provided by Operations .     (585,201)                      (224,386)
                                 --------------               ----------------

Cash Flows Used
  in Investing Activities
  Fixed Asset Purchase. . . . . .       20,749                          1,890
                                 --------------               ----------------

Net Cash Used for Investing . . .       20,749                          1,890
                                 --------------               ----------------

Cash Flows from Financing
  Stock Sales for Cash. . . . . .      517,000                              -
  Stock Sales for Debt. . . . . .      148,200                        226,276
  Merger with Quick & Easy. . . .       12,067                              -
                                 --------------               ----------------

Cash Flows from Financing . . . .      677,267                        226,276
                                 --------------               ----------------

Net Increase (Decrease) in Cash         71,317                              -

Cash, Beginning of Period . . . .            -                              -
                                 --------------               ----------------

Cash, End of Period . . . . . . .$      71,317                $             -
                                 ==============               ================


Interest paid for the period ended December 31, 2000 was $0.00, Interest paid for the year ended December 31, 2001 was $0.00.

Taxes paid for the period ended December 31, 2000 was $0.00, Taxes paid for the year ended December 31, 2001 was $0.00.

Schedule  of  Significant  Non-Cash  Transactions

Period  ended  December  31,  2000
     8,373,748  shares  issued  for  services  valued  at  $8,650
     126,252  shares  issued  for  payment  of  debt  valued  at  $226,276

Year  ended  December  31,  2001
     157,500 shares issued for payment of debt valued at $148,200 Merger with Quick & Easy, 2,400,000 shares issued, see notes for details Officers codntributed services valued at $288,000

The  accompanying  notes  are  an  integral  part  of  these  statements

                            STAR E MEDIA CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

NOTE  1.      OVERVIEW  OF  OPERATIONS  AND  ACCOUNTING  POLICIES

Star E Media Corporation (the Company) was formed on March 8, 2000 in the State of Nevada. We develop and produce children's educational products in a multi-lingual format, focusing on the CD technology. We are positioning our Company to be a gateway for interactive educational technology, initially for the Arabic and Spanish languages and later for other languages. We have established a relationship and have royalty agreements with three major US producers of educational software. Our agreements allow us to utilize proven and successful titles and add an additional language. These agreements allow us to bypass the ramp-up time for releasing a title free from computer bugs.

Basis  of  Presentation

The accompanying statements have been prepared following accounting standards generally accepted in the United States of America. The statements have been prepared assuming that the Company will continue as a going concern. As reflected in the accompanying financial statements, the Company had negative cash flow from operations and incurred a net loss during the previous two years. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to achieve sufficient cash flow from operations or secure adequate future financing and be therefore unable to continue as a going concern.

Product  Development

We have licensing agreements with three companies, Scholastic, School Zone Interactive and Knowledge Adventure for a total of 40 titles (previously produced children's educational games and activities). These agreements allow us to add either Spanish, Arabic or both to the titles. We are also allowed to market these products in specifically identified countries. None of the agreements allow us to sell in the US. The licensing agreements are generally for 3 years. Of the 40 titles, 11 have progressed through the development stage and are in the production stage or have production planned for the near future.

Marketing  Strategy

Future operating results will depend on the Company's ability to attract new customers to generate sufficient volume to fund operations. We are principally attempting to establish relationships with established wholesalers.

Revenue  Recognition

We sell to end users and to wholesale distributors. For both of these types of sales we recognize revenue upon shipment. All products are sold FOB shipping point. We offer no right of return for either type of sale on our product. We do offer a limited warranty that our CD is not defective. The warranty policy on CD's is explained under Warranties below.

We do not offer any additional elements with our products such as upgrades or services.

Research  and  Development

All costs incurred to establish the technological feasibility of a computer software product to be sold are research and development costs. Those costs are charged to expense when incurred as required by FASB Statement No. 2, Accounting for Research and Development Costs. Costs incurred in this manner and expensed as prescribed were $140,256 in 2000 and $164,888 in 2001.

Advertising

Advertising and marketing costs are expensed as incurred. Advertising expense totaled $3,800 for year ended December 31, 2001 and zero for the period ended December 31, 2000.

Production  Costs  of  Computer  Software

Costs of producing product masters incurred subsequent to establishing techno-logical feasibility are capitalized and amortized as prescribed by FASB No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased , or Otherwise Marketed. Those costs include coding and testing performed subsequent to the establishing technological feasibility. For each title it takes approximately six months to complete the language conversion. Capitalized software costs are amortized on a product-by-product basis annually. The annual amortization is the greater of the amount computed using the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product or the straight-line method over the remaining estimated economic life of the product including the period being reported on. Amortization starts when the product is available for sale. At each balance sheet date, the unamortized capitalized costs of a computer software shall be compared to the net realized value of that product. The amount by which the unamortized capitalized costs of a computer software product exceed the net realizable value of that asset is written off. There has been no write off for reduction in asset value as of 12/31/01. All of these titles were available for production as of 12/31/01. Only the titles shown under Inventory were duplicated and available for sale. At 12/31/00 we had no capitalized production costs. Below is the schedule of capitalized computer software costs and the associated amortization for the year ended 12/31/01.


Title                          Language        Costs    Accumulated   Ending
                                                        Amortization  Balance

  Huggley's Turtle Rescue . .  Arabic          20,150                 20,150
  I Spy Junior. . . . . . . .  Arabic          20,150                 20,150
  Same of Different Preschool  Arabic          20,150                 20,150
  Beginning Sounds Preschool.  Arabic          20,149                 20,149
  Math 2. . . . . . . . . . .  Arabic          20,149                 20,149
  Jumpstart 2nd Grade . . . .  Arabic          20,149                 20,149
  Jumpstart 3rd Grade . . . .  Arabic          20,149                 20,149
  First Thousand Words. . . .  Spanish         20,150                 20,150
  Huggley's Turtle Rescue . .  Spanish         20,150                 20,150
  Huggley's Sleep Over. . . .  Spanish         20,150                 20,150
  I Spy Classic . . . . . . .  Spanish         20,149      1,825      18,324
                                             --------     ------    ---------

  Totals. . . . . . . . . . .                 221,645      1,825     219,820
                                             --------     ------    ---------

The economic lives of these titles are estimated by management to be either a specific number of sales or three years whichever comes sooner. The royalty agreements are normally for three years. Below is a schedule of the estimated economic life of each title.

                                            Estimated    Maximum
                                            Sales in     Economic
                                            Units        Life

  Huggley's Turtle Rescue . .  Arabic       10,000       12/31/04
  I Spy Junior. . . . . . . .  Arabic       10,000       12/31/04
  Same of Different Preschool  Arabic       10,000       12/31/04
  Beginning Sounds Preschool.  Arabic       10,000       12/31/04
  Math 2. . . . . . . . . . .  Arabic       10,000       12/31/04
  Jumpstart 2nd Grade . . . .  Arabic       10,000       12/31/04
  Jumpstart 3rd Grade . . . .  Arabic       10,000       12/31/04
  First Thousand Words. . . .  Spanish      25,000       12/31/04
  Huggley's Turtle Rescue . .  Spanish      25,000       12/31/04
  Huggley's Sleep Over. . . .  Spanish      25,000       12/31/04
  I Spy Classic . . . . . . .  Spanish      27,500       12/31/04


Inventory  Costs

The costs incurred for duplicating the computer software and for physically packaging the product for distribution are capitalized as inventory on a unit-specific basis and charged to costs of sales when revenue from the sale of those units is recognized. We had no inventory at 12/31/00. The detail of the inventory as of 12/31/01 is shown below.


Title                    Language   Inventory      COGS        Ending
                                                               Inventory
  I Spy Junior. . . . .  Arabic        5,306                    5,306
  First Thousands Words  Spanish       5,243                    5,243
  Huggley's Sleep Over.  Spanish       5,084                    5,084
  I Spy Classic . . . .  Spanish       5,243         2,655      2,588
                                    --------       -------     ------

  Totals. . . . . . . .               20,876         2,655     18,221
                                    --------       -------     ------

Equipment

Equipment is depreciated using the straight-line method over its estimated useful lives, which range from five to seven years.

                                           12/31/01     12/31/00

     Equipment                               22,639           0

     Less:  Accumulated  depreciation        (2,038)         (0)
                                             -------         ---
     Net  Equipment                          20,601           0
                                            --------         ---

Use  of  Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Earnings  per  Share

The basic earnings (loss) per share is calculated by dividing the Company's net income available to common shareholders by the weighted average number of common shares during the year. The diluted earnings (loss) per share is calculated by dividing the Company's net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted as of the first of the year for any potentially dilutive debt or equity.

The Company has no potentially dilutive securities outstanding at the end of the statement periods. Therefore, the basic and diluted earnings (loss) per share are presented on the face of the statement of operations as the same number.

We have no options, warrants, convertible debt or any other form of security other than common stock.

Stock  Based  Compensation  to  Employees  and  Directors

The Company accounts for its stock based compensation based upon provisions in SFAS No. 123, Accounting for Stock-Based Compensation. In this statement stock based compensation is divided into two general categories, based upon who the stock receiver is, namely, and 1. non-employees, 2. employees or directors. The employees/directors category is further divided based upon the particular stock issuance plan, namely compensatory and non-compensatory. Each of these categories treats the valuation of the stock issuance for accounting purposes in a specific manner. For non-employees, the security is recorded at its fair value. For employees receiving non-compensatory stock based compensation, no security value is recorded until the stock is issued and paid for. For employees receiving compensatory stock based securities the Company may select between two methods. These two methods are either the recording of the compensation at the securities fair value or its intrinsic value. The recoding of the securities at fair value is the preferred method of accounting.

The Company has selected to utilize the fair value method for the valuation of its securities given as compensation to employees.

Securities  Based  Compensation  to  Non-Employees

SFAS 123 provides that stock compensation paid to non employees be recorded with a value which is based upon the fair value of the services rendered or the stock given, whichever is more reliable. The common stock paid to non employees was valued at the value of the services rendered.

Warranty

We warrant our CD's for workmanship of production only for thirty days after receipt of the goods. The warranty is only for a replacement CD. Not-withstanding our limited sales to date, we have estimated one half of one percent (.5%) defect rate for the CD's. This would be approximately $60 of warranty expense for the year ended December 31, 2001. This was applied to the current year Costs of Goods Sold and Accrued Expenses.

NOTE  2.      MERGER

On August 15, 2001 Star E Media Corporation merged with the Nevada corporation Quick & Easy Software, Inc. This merger was effected to improve the ability of Star E Media to raise capital. Quick & Easy Software, Inc. had no operations, 2,400,000 shares of common stock outstanding and could be considered a "shell" company. Quick & Easy issued an additional 10,000,000 shares of common stock in exchange for all of Star E Media's common stock outstanding, which was also 10,000,000. The surviving legal entity was Quick & Easy which then changed its name to Star E Media Corporation. This merger was accounted for as a reverse acquisition and is shown on the statement of stockholders' equity. Quick & Easy's balance sheet on August 15, 2001 was the following.

               Cash       12,067
               Debt            0
               Equity     12,067

NOTE  3.      NOTES  PAYABLE  AND  CAPITAL  LEASE  OBLIGATIONS:

We  have  no  long  term  debt  or  obligations  as  of  December  31,  2001.

NOTE  4       STOCKHOLDERS'  EQUITY

Authorized  Capital  Stock

We have a total authorized capital of 100,000,000 shares of common stock at $.001 par value per share. Shareholders have all the rights afforded them by Nevada law.

Employee  Stock  Option  Plans

We have no stock options plans in place for either the employees, officers or directors. We may however in the future establish these types of programs.

Year  2000  Equity  Transaction

Year  2000  Conversion  of  Debt
The debt of $226,276 which was converted related to rent and other overhead items paid for by Star E Media's related party company Western Global. These amount due were converted to 126,252 shares of common stock at the end of the year at an average price of $1.79 per share.

Stock  for  Services
Consulting was paid for with 8,373,748 shares of common stock valued at $8,650. This consulting is shown as the initial capitalization of the Company. The services rendered were that of formation of the Company, meetings to do promotional activities, to gauge the viability of the Company and promotional networking. The value of these services was listed at par value, which is $0.001 per share.

Year  2001  Equity  Transactions

Year  2001  Conversion  of  Debt
The debt of $148,200 which was converted related to rent and other overhead items paid for by Star E Media's related party company Western Global. This amount due was converted to 157,500 shares of common stock at the end of the year at an average price of $0.94 per share.

Stock  for  Services
Consulting was paid for with 4,000 shares of stock and valued at $4,000 for an average price of $1.00 per share.

Stock  Subscription
A current Company shareholder also purchased 35,000 shares of restricted common stock on subscription at $1.00 per share.

Sales  of  Common  Stock
Periodically because of cash flow needs, the Company would issue restricted shares of common stock through private placement. These private placements were negotiated individually and had different pricing. For the year 2001 1,303,500 shares of restricted common stock were sold through private placement at an average sales price of $0.40 per share for a total value of $517,000.

Merger
The merger with Quick & Easy Software effectively increased our common stock by 2,400,000 shares. See Note 2 for the details on this merger.

Services  Contributed  to  the  Company
Three officers donated services to the Company during the year 2001. The value of these services has been estimated by the Company at $288,000. This amount has been recorded in the Statement of Operations and Stockholders' Equity.

NOTE  5       INCOME  TAXES:

The Company provides for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse.

SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. In the Company's opinion, it is uncertain whether they will generate sufficient taxable income in the future to fully utilize the net deferred tax asset. Accordingly, a valuation allowance equal to the deferred tax asset has been recorded. The total deferred tax asset is $105,514, which is calculated by multiplying a 22% estimated tax rate by the cumulative NOL of $479,607. The total valuation allowance is a comparable $105,514.

The provision for income taxes is comprised of the net change in deferred taxes less the valuation account plus the current taxes payable as shown in the chart below.

                                                          2001       2000

     Net  change  in  deferred  taxes  by  year          64,618     41,096
     Valuation  account  by  year                       (64,618)   (41,096)
     Current  taxes  payable                                  0          0
                                                        --------   --------
     Provision  for  Income  Taxes                            0          0
                                                        --------   --------

Below is a chart showing the estimated federal net operating losses and the years in which they will expire.

     Year           Amount      Expiration
     2000           186,800     2020
     2001           292,807     2021

     Total  NOL     479,607
                    -------


NOTE  6.      LEASES  AND  OTHER  COMMITMENTS:

We are renting an office and part of a warehouse from a Company owned by an officer on a month to month basis under a verbal agreement. We have no long term lease commitments.

Other  Contingencies

Year  2000  Compliance

We experienced no interruptions due to the potential computer malfunctions for the year 2000. We do not feel that this will be a factor in the future.

Economic  Impact  of  Increased  Security  Measures

Since the terrorist attack of September 11, 2001 we have reviewed our Company for any impact that this might have brought our business. Our analysis is that our sales may have been reduced because of peoples lack of buying during for the slowdown or actual stoppage of mails for some corporations. According to the FASB guidelines for this economic impact we have not quantified the negative impact

NOTE  7.      GOING  CONCERN

The accompanying financial statements have been prepared assuming that the we will continue as a going concern. As of the balance sheet date we had no established sources or revenue. This factor raised doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Since the end of the year we have restructured our marketing efforts and have continued to seek investment funding. We have decided to focus our efforts on two languages, Spanish and Arabic. We have signed a letter of intent with a major media concern for the Arabic language. We feel that this will add sales to our Company in the current and future years.

Management expects these plans to allow the Company to become profitable in one of the latter quarters of the upcoming fiscal year. No assurance can be made however that these plans will be successful.

NOTE  8.      THE  EFFECT  OF  RECENTLY  ISSUED  ACCOUNTING  STANDARDS

Below is a listing of the most recent accounting standards SFAS 141-144 and their effect on the Company.

SFAS  141     Business  Combinations

This Statement addresses financial accounting and reporting for business combinations and supersedes APB 16 and SFAS 38. All business combinations in the scope of this Statement are to be accounted for using one method, the purchase method. The effective date for this Statement is June 30, 2001 and thereafter.

SFAS  142     Goodwill  and  Other  Intangibles  Assets

This Statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB 17. It addresses how intangible assets that are acquired individually or with a group (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The effective date for this Statement is December 15, 2001.

SFAS  143     Accounting  for  Asset  Retirement  Obligations

This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement applies to all entities. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of leases. This Statement amends SFAS 19. The effective date for this Statement is June 15, 2002.

SFAS  144     Accounting  for  the  Impairment  or Disposal of Long-Lived Assets

This Statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS 121, the accounting and reporting provisions of APB 30 and amends ARB 51. The effective date of this Statement is December 15, 2001.

SFAS  145     Extra-ordinary item classification, sale-lease-back classification

This statement rescinds SFAS 4, 44 and 64 and reinstates APB 30 as the standard for the classification of gains and losses of the extinguishment of debt as extra-ordinary items. This standard also amends SFAS 13 in that it requires that capital leases that are modified so that the resulting lease agreement is classified as an operating lease be accounted for under the sale-lease-back provisions of SFAS 98. The effective date of this statement is May 15, 2002.

The adoption of these new Statements is not expected to have a material effect on the Company's financial position, results or operations, or cash flows.

NOTE  9.      RELATED  PARTY

We rent our offices and part of a warehouse from a company which has the same officers as we have. The rent is a verbal contract on a month to month basis and is approximately $8,000 per month.

NOTE  10.     ADVANCED  ROYALTIES  AND  ROYALTY  AGREEMENTS

We have licensing agreements with three companies, Scholastic, School Zone Interactive and Knowledge Adventure for a total of 40 titles. These agreements allow us to localize the English version into either Spanish or Arabic or both. We are also licensed to market these products in most Spanish and /or Arabic speaking countries. None of the agreements allow us to sell in the US. Our licensor will procure localized product from us and sell within the United States. The licensing agreements are generally for 3 years and renewable. Of the 40 titles, 11 have progressed through the development stage and are in the production stage. Most titles will be completed for production and sale by June 2002. Prepaid royalties on future sales are required to be paid at certain points along the development process. As of 12/31/01 we were not in compliance with the required royalty payments to 1 of these companies in an amount of $14,885. Five of the 11 titles licensing periods will expire on March 31, 2002. We are currently negotiating for another 2 years and feel confident we will receive an extension. If we fail to obtain an extension we will have a loss of $80,500 of prepaid royalties on these five titles. As we sell units we required to remit to the licensor royalty payments on a per unit sold basis. In addition, we have agreed to sell our finished products to these companies at a discounted rate. As of 12/31/01 our sales have been exclusively to our licensor companies.

During the next six months of the upcoming year will have due an additional $35,590 of prepaid royalty due on the 11 titles mentioned above.

On a quarterly basis we assess the recoverability of the remaining Royalty Advances. This assessment is based upon our estimation of future sales and the specific terms of each royalty agreement. When future estimated sales are less than the remaining royalty advance or when the agreement has expired the appropriate royalty advance is charged off.

                            STAR E MEDIA CORPORATION

                                 BALANCE SHEETS

                            UNAUDITED        AUDITED
                           ----------  -------------
ASSETS                        June 30,   December 31,
                                 2002           2001
                           ----------  -------------

CURRENT ASSETS
        Cash. . . . . . . .$    4,669  $      71,317
        Inventory . . . . .   370,705        238,041
        Prepaid Royalties .   125,915        115,915
                           ----------  -------------

        Total Current . . .   501,289        425,273
                           ----------  -------------

EQUIPMENT, net. . . . . . .    32,535         20,601
                           ----------  -------------


TOTAL ASSETS. . . . . . . .$  533,824  $     445,874
                           ==========  =============


                            STAR E MEDIA CORPORATION

                                 BALANCE SHEETS
                                 --------------

                                       UNAUDITED         AUDITED
                                     -----------  --------------
LIABILITIES AND                        June  30,    December 31,
STOCKHOLDERS' EQUITY                       2002            2001
-----------------------------------  -----------  --------------

CURRENT LIABILITIES

Payables and Accrued Expenses . . .  $  104,279   $       9,294
                                     -----------  --------------

Total Current Liabilities . . . . .     104,279           9,294
                                     -----------  --------------

STOCKHOLDERS' EQUITY

Preferred Stock, authorized
20,000,000 shares of preferred
stock, none issued or outstanding
at June  30, 2002 par value $0.001.           -

Common Stock, authorized
100,000,000 shares of stock,
12,525,000, 12,400,000, and
8,500,000 shares issued and
outstanding at June 30, 2002,
December 31,2001 and 2000
par value $0.001 per share. . . . .      12,550          12,400
Additional Paid in Capital. . . . .   1,376,643       1,226,793
Stock Subscribed. . . . . . . . . .     (16,000)        (35,000)
Retained Earnings (Deficit) . . . .    (943,648)       (767,613)

Total Stockholders' Equity. . . . .     429,545         436,580
                                     -----------  --------------

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY. . . . . . . .  $  533,824   $     445,874
                                     ===========  ==============



                            STAR E MEDIA CORPORATION

                             STATEMENT OF OPERATIONS
                             -----------------------

                                                       UNAUDITED
                               ----------------------------------------------------------
                                 Three Months    Three Months    Six Months    Six Months
                                        Ended           Ended         Ended         Ended
                                     June 30,        June 30,      June 30,      June 30,
                                         2002            2001          2002          2001
                               --------------  --------------  ------------  ------------
INCOME
    Sales                                   -  $       6,250             -   $     6,250
                               --------------  --------------  ------------  ------------
   Total Revenue                           -           6,250             -         6,250
                               --------------  --------------  ------------  ------------
COST OF SALES
   Costs of Goods Sold                     -           4,540             -         4,540
                               --------------  --------------  ------------  ------------
   Total Cost of Sales                     -           4,540             -         4,540
                               --------------  --------------  ------------  ------------
   Gross Profit                            -           1,710             -         1,710
                               --------------  --------------  ------------  ------------

EXPENSES
   Sales and Marketing                 4,811               -         6,831             -
   General and Administrative         82,978          37,732       139,180        62,868
   Research and Development           12,914           5,289        27,637        23,500
   Depreciation Expense                1,300             500         2,387         1,000
                               --------------  --------------  ------------  ------------
   Total Expense                     102,003          43,521       176,035        87,368
                               --------------  --------------  ------------  ------------
   Loss before Provision for
   Income Taxes                     (102,003)        (41,811)     (176,035)      (85,658)
   Provision for Income Taxes              0               0             0             0
                               --------------  --------------  ------------  ------------
NET INCOME (LOSS)              $    (102,003)  $     (41,811)  $  (176,035)  $   (85,658)
                               ==============  ==============  ============  ============

Basic and Diluted Earnings
   (Loss) per Common Share     $       (0.01)  $       (0.01)  $     (0.01)  $     (0.01)
                               --------------  --------------  ------------  ------------
Basic and Diluted Weighted Average
   Number of Common Shares        12,543,750       8,844,312    12,543,750     8,844,312
                               --------------  --------------  ------------  ------------


                                              STAR E MEDIA CORPORATION

                                         STATEMENT OF STOCKHOLDERS' EQUITY
                                         ---------------------------------

                                             Common Stock      Additional      Stock       Accumulated     Total
                                           Shares     Amount     Paid in     Subscribed      Deficit       Equity
                                                                 Capital
                                        ------------  -------  -----------  ------------  -------------  ----------

Iniitial Capitalization, March 8, 2000     8,373,748  $ 8,374  $       276  $         -   $          -   $   8,650
                                                                                                                 -
Conversion of Debt to Stock. . . . . .       126,252      126      226,150                                 226,276

Deficit for year                                                                              (186,806)   (186,806)
                                        ------------  -------  -----------  ------------  -------------  ----------

Balance, December 31, 2000 . . . . . .     8,500,000    8,500      226,426                    (186,806)     48,120
                                        ------------  -------  -----------  ------------  -------------  ----------

Sales of Stock . . . . . . . . . . . .     1,303,500    1,303      515,697                                 517,000
Reverse Merger with Quick & Easy . . .     2,400,000    2,400        9,667                                  12,067
Stock Issued for Services. . . . . . .         4,000        4        3,996                                   4,000
Conversion of Debt . . . . . . . . . .       157,500      158      148,042                                 148,200
Stock Subscription . . . . . . . . . .        35,000       35       34,965      (35,000)                         -
Service Contributed by Officers                                    288,000                                 288,000

Deficit for year                                                                              (580,807)   (580,807)
                                        ------------  -------  -----------  ------------  -------------  ----------

Balance, December 31, 2001 . . . . . .    12,400,000   12,400    1,226,793      (35,000)      (767,613)    436,580
                                        ------------  -------  -----------  ------------  -------------  ----------

Sale of Stock. . . . . . . . . . . . .       150,000      150      149,850                                 150,000
Stock Subscription                                                               19,000                     19,000

Deficit for six months                                                                        (176,035)   (176,035)
                                        ------------  -------  -----------  ------------  -------------  ----------
Balance, June 30, 2002 . . . . . . . .    12,550,000  $12,550  $ 1,376,643  $   (16,000)  $   (943,648)  $ 429,545
                                        ============  =======  ===========  ============  =============  ==========


                            STAR E MEDIA CORPORATION
                             STATEMENT OF CASH FLOWS
                         -------------------------------
                                                              UNAUDITED     UNAUDITED
                                                           ------------  ------------
                                                            Six Months    Six Months
                                                                 Ended         Ended
                                                              June 30,      June 30,
                                                                  2002          2001
                                                           ------------  ------------
Cash Flows from
Operating Activities
                                 Net Loss                  $  (176,035)  $   (85,658)

                                 Inventory                    (132,664)            -
                                 Prepaids Royalties            (10,000)      (43,685)
                                 Accounts Payable               94,985         1,985
                                 Depreciation Expense            2,387             -
                                 Stock for services                  -             -
                                 Contributed services
Net Cash Provided by Operations                               (221,327)     (127,358)
                                                           ------------  ------------
Cash Flows Used
in Investing Activities          Fixed Asset Purchase           14,321         9,593
                                                           ------------  ------------
Net Cash Used for Investing                                     14,321         9,593
                                                           ------------  ------------

Cash Flows from Financing
                                 Stock Sales for Cash          150,000       150,000
                                 Stock Sales for Debt                -             -
                                 Stock subscription             19,000             -
                                 Merger with Quick & Easy            -             -
                                                           ------------  ------------
Cash Flows from Financing                                      169,000       150,000
                                                           ------------  ------------
Net Increase (Decrease) in Cash                                (66,648)       13,049
Cash, Beginning of Period                                       71,317             -
                                                           ------------  ------------
Cash, End of Period                                        $     4,669   $    13,049
                                                           ============  ============


                            STAR E MEDIA CORPORATION
                     NOTES TO CONDENSED FINANCIAL STATEMENTS


1)     BASIS  OF  PRESENTATION

     In the opinion of management, the accompanying condensed financial state-ments reflect all adjustments (which include only normal recurring adjustments) and reclassifications for comparability necessary to present fairly the financial position of Star E Media corporations, Inc. at June 30, 2002 and the results of its operations for the three and six months ended June 30, 2002 and 2001.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

     In connection with the audit for the year ended December 31, 2001 we received a report from our independent certified public accountant that includes an explanatory paragraph describing uncertainty in our ability to continue as a going concern. Our condensed financial statements included herein contemplate our ability to continue as a going concern and as such do not include any adjustments that might result from this uncertainty.

2)     CAPITAL

     In the quarter ended June 30, 2002, common stock outstanding increased by a total of 25,000 shares from the quarter ended March 31, 2002 as follows: 25,000 shares were sold for gross proceeds of $25,000.

3)     INVENTORIES

     Inventories, stated at the lower of cost (first in, first out) or market, consist of the following:

                      June  30,     December  31,
                          2002               2001
                          ----               ----

Packaging           $    1,000         $    1,000
Development  Costs     225,284            200,126
Goods                  144,421             36,915
Total               $  370,705         $  238,041
                    ==========         ==========

     Inventories  consist  primarily  of  three  parts,  packaging,  capitalized
unamortized  development  costs  and  completed  units  for  the  Company's   CD
educational  products.

4)     SIGNIFICANT  CUSTOMERS

     In the six months ended June 30, 2002, the Company has not presently sold any products to a significant single customer. Management expects to develop a significant customer in the distant future. No assurance can be made however that these plans will be successful.

5)     RECENTLY  ISSUED  ACCOUNTING  PRONOUNCEMENTS

     In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the statements. Other intangible assets will continue to be amortized over their useful lives. The Company has not determined if SFAS Nos. 141 and 142 will have a significant impact on the Company's financial statements when adopted.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development, and/or the normal operation of long-lived assets, except for certain obligations of lessees. This statement is not applicable to the Company.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impair-ment or Disposal of Long-Lived Assets." This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business, and amends Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. The Company does not expect adoption of SFAS No. 144 to have a material impact, if any, on its financial position or results of operations.

6)     CONTINGENCIES

     The  Company  is  not  a  party  to  any  legal  proceedings.